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                     January 4, 2021

       Ian P. Cleminson
       Executive Vice President and Chief Financial Officer
       Innospec, Inc.
       8310 South Valley Highway
       Suite 350
       Englewood, Colorado 80112

                                                        Re: Innospec, Inc.
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Response dated
December 22, 2020
                                                            File No. 001-13879

       Dear Mr. Cleminson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences